Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-277166 and 333-277166-01

February 20, 2024

American Water Capital Corp.

American Water Works Company, Inc.

$700,000,000 5.150% Senior Notes due 2034

$700,000,000 5.450% Senior Notes due 2054

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	5.150% Senior Notes due 2034 (the “2034 Notes”) 5.450% Senior Notes due 2054 (the “2054 Notes”)

Size:	$700,000,000 for the 2034 Notes $700,000,000 for the 2054 Notes

Trade Date:	February 20, 2024

Settlement Date:	February 23, 2024 (T+3)*

Maturity Date:	March 1, 2034 for the 2034 Notes March 1, 2054 for the 2054 Notes

Benchmark Treasury:	UST 4.000% due February 15, 2034 for the 2034 Notes UST 4.750% due November 15, 2053 for the 2054 Notes

Benchmark Treasury Yield:	4.271% for the 2034 Notes 4.442% for the 2054 Notes

Spread to Benchmark Treasury:	+92 bps for the 2034 Notes +107 bps for the 2054 Notes

Yield to Maturity:	5.191% for the 2034 Notes 5.512% for the 2054 Notes

Coupon:	5.150% for the 2034 Notes 5.450% for the 2054 Notes

Price to Public:	99.681% for the 2034 Notes 99.093% for the 2054 Notes

Interest Payment Dates:	2034 Notes: March 1 and September 1 of each year, beginning on September 1, 2024 2054 Notes: March 1 and September 1 of each year, beginning on September 1, 2024

Redemption Provisions:

Make-whole call:	Treasury Rate +15 bps for the 2034 Notes Treasury Rate +20 bps for the 2054 Notes

Par call:	On or after December 1, 2033, for the 2034 Notes On or after September 1, 2053, for the 2054 Notes

CUSIP:	2034 Notes: 03040W BD6 2054 Notes: 03040W BC8

ISIN:	2034 Notes: US03040WBD65 2054 Notes: US03040WBC82

Ratings(1):	Baa1 (stable outlook) / A (stable outlook) (Moody’s/S&P)

Joint Book-Running Managers:

U.S. Bancorp Investments, Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Sr. Co-Managers:	BNY Mellon Capital Markets, LLC Huntington Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc. Siebert Williams Shank & Co., LLC

Co-Managers:	Academy Securities, Inc. Cabrera Capital Markets LLC Roberts & Ryan, Inc. Samuel A. Ramirez & Company, Inc.

(1)

Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated February 20, 2024.

*

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the third business day following the date of the prospectus supplement, or “T+3”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to the second business day before delivery of the notes will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Investors of the notes who wish to trade the notes on any date prior to the second business day before delivery should consult their own advisors.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling U.S. Bancorp Investments, Inc. toll free at (877) 558-2607, Mizuho Securities USA LLC toll free at (866) 271-7403, or PNC Capital Markets LLC toll free at (855) 881-0697.